Exhibit 5.1

[VORYS, SATER, SEYMOUR AND PEASE LLP LETTERHEAD]

November 1, 2013

First Citizens Banc Corp

100 East Water Street

Sandusky, Ohio 44870

Re:	First Citizens Banc Corp
Registration Statement on Form S-1 (File No. 333-191169)
Offering of Depositary Shares

Ladies and Gentlemen:

We have acted as counsel to First Citizens Banc Corp, an Ohio corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-1 (File No. 333-191169), and amendments thereto (the “Registration Statement”), filed by the Company with the Commission, and the offering by the Company pursuant thereto of up to1,000,000 depositary shares (the “Depositary Shares”), each representing a 1/40th ownership interest in a 6.50% Noncumulative Redeemable Convertible Perpetual Preferred Share, Series B, without par value, of the Company (the “Preferred Shares”) and the common shares, no par value per share, of the Company issuable upon conversion of the Preferred Shares (the “Common Shares”). The Depositary Shares will be issued in shareholder, customer and community and syndicated offerings.

In rendering this opinion, we have examined, among other things: (i) the Registration Statement; (ii) the form of Agency Agreement to be entered into among the Company and the placement agent named therein (the “Agency Agreement”); (iii) the Articles of Incorporation, as amended, of the Company as currently in effect; (iv) the Amended and Restated Code of Regulations of the Company as currently in effect; (v) the resolutions adopted by the Board of Directors of the Company relating to the offering; (vi) the form of order and certification form; (vii) the Escrow Agreement, dated as of November 1, 2013, among the Company, the placement agent and the escrow agent named therein; (viii) the Deposit Agreement, dated as of November 1, 2013, among the Company, the depositary named therein and the holders from time to time of the depositary receipts described therein (the “Deposit Agreement”); (ix) the form of depositary receipt; and (x) the form of Certificate for Preferred Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by the parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate and other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Our opinion is subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) the limitations imposed by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the Depositary Shares have been duly authorized, and, upon issuance and delivery of and payment of legal consideration for such Depositary Shares in the manner described in the Registration Statement, the Depositary Shares will be legally issued, fully paid and non-assessable and will entitle their holders to the rights specified in the Deposit Agreement, (ii) the Preferred Shares have been duly authorized, and, upon issuance and delivery of and payment of legal consideration for the Depositary Shares in the manner described in the Registration Statement, the Preferred Shares will be validly issued, fully paid and nonassessable and (iii) the Common Shares initially issuable upon conversion of the Depositary Shares and the Preferred Shares have been authorized by all necessary corporate action of the Company, and, when issued upon such conversion in accordance with the terms of the Depositary Agreement, the Depositary Shares and the Preferred Shares, the Common Shares will be validly issued, fully paid and nonassessable.

Members of our firm are admitted to the Bar in the State of Ohio and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Ohio, including the applicable provisions of the Ohio Constitution and the reported judicial decisions interpreting those laws, and of the United States of America.

The opinions expressed herein are based upon the law and circumstances as they are in effect on the date hereof, and we assume no obligation to revise or supplement this letter in the event of future changes in the law or interpretation thereof with respect to circumstances or events that may occur subsequent to the date hereof.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” therein and in the related prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required to be filed with the Registration Statement under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Vorys, Sater, Seymour and Pease LLP

VORYS, SATER, SEYMOUR AND PEASE LLP